UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 30, 2015

DEX MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-35895	13-2740040
(Commission File Number)	(IRS Employer Identification No.)

2200 West Airfield Drive, P.O. Box 619910, DFW Airport, Texas	75261
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (972) 453-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 30, 2015, Dex Media, Inc. (the “Company”) entered into a Forbearance Agreement (the “Forbearance Agreement”) by and among the Company, certain of the Company’s direct and indirect subsidiaries, JPMorgan Chase Bank, N.A. (“JPM”) as an agent under (i) the Amended and Restated Credit Agreement, dated as of April 30, 2013 (the “Dex East Credit Agreement”), by and among Dex Media East, Inc., as borrower, the Company, Dex Media Holdings, Inc. (“Holdings”), JPM, as administrative agent and collateral agent, and each of the lenders from time to time party thereto; (ii) the Amended and Restated Credit Agreement, dated as of April 30, 2013 (the “Dex West Credit Agreement”), among Dex Media West, Inc., as borrower, the Company, Holdings, JPM, as administrative agent and collateral agent, and each of the lenders from time to time party thereto; and (iii) the Amended and Restated Loan Agreement, dated as of April 30, 2013 (the “SuperMedia Credit Agreement”), by and among SuperMedia, Inc., as borrower, the Company, JPM, as administrative agent and collateral agent, and each of the lenders from time to time party thereto; Deutsche Bank Trust Company Americas (“DB”) as an agent under the Fourth Amended and Restated Credit Agreement, dated as of April 30, 2013 (the “RHDI Credit Agreement” and, collectively with the Dex East Credit Agreement, the Dex West Credit Agreement and the SuperMedia Credit Agreement, the “Credit Agreements”), by and among R.H. Donnelley Inc., as borrower, the Company, DB, as administrative agent and collateral agent (in its capacity as such and, collectively with JPM in its capacity as administrative agent and collateral agent under the Dex East Credit Agreement, the Dex West Credit Agreement, the Super Media Credit Agreement and as the shared collateral agent, the “Agents”) and each of the lenders from time to time party thereto; and each lender under the Credit Agreements executing the Forbearance Agreement (the “Subject Lenders”).

Pursuant to the terms of the Forbearance Agreement, the Agents and Subject Lenders have agreed that they will forbear, during the Forbearance Period (as defined below), from exercising rights and remedies (including enforcement and collection actions) with respect to or arising out of the events of default that occurred as a result of the borrowers under the Credit Agreements (i) potentially failing to comply with the maximum leverage and interest coverage ratios under the Credit Agreements (the “Potential Financial Covenant Default”) and (ii) the Company failing to satisfy its obligation to make an interest payment on September 30, 2015 related to the notes (the “Subordinated Notes”) issued under the Indenture, dated January 29, 2010, by and between the Company’s predecessor, R.H. Donnelley Corporation and The Bank of New York Mellon, as trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated as of April 30, 2013 (the “Indenture”), between the Company and the Trustee (the “Payment Default” and, together with the Potential Financial Covenant Default, the “Specified Events of Default”).

The forbearance period (the “Forbearance Period”) under the Forbearance Agreement will expire on the earliest to occur of (i) any representation or warranty made by or on behalf of the Company in or in connection with the Forbearance Agreement or in any certificate furnished to or in connection with the Forbearance Agreement or the Credit Agreements and related agreements shall prove to have been incorrect in any material respect (or in any respect to the extent such representation or warranty is qualified by materiality) when made or deemed made; (ii) a failure by the Company to perform or comply with any covenant or term of the Forbearance Agreement; (iii) receipt by either of the Agents from the Company of a payment notice with respect to the Subordinated Notes; (iv) the making of payment of principal or interest, or certain fees with respect to the Subordinated Notes; (v) receipt by the Company (and expiration of four business days thereafter) of a notice of termination from the Agents under the Credit Agreements based upon the Trustee or any holders of the Subordinated Notes directly or indirectly exercising any of their remedies, including any acceleration of the indebtedness under the Subordinated Notes; (vi) upon two business days after the date the Company receives a notice of termination from the Agents as a result of the Trustee or any holders of the Subordinated Notes commencing foreclosure proceedings or commencing a seizure of the Company’s assets; (vii) any event of default under the Credit Agreements other than the Specified Events of Default, shall occur and be continuing; and (viii) 11:59 p.m. (New York time) on November 23, 2015.

In the Forbearance Agreement, the Company agreed to provide the Agents’ and Subject Lenders’ advisors reasonable access the Company’s officers, facilities and books and records and otherwise reasonably cooperate in connection with the Agents’ and Subject Lenders’ due diligence investigations. The Company also agreed to make its officers available to discuss the Company’s business and operations with the Agents’ and Subject Lenders’ advisors. As a condition to the effectiveness of the Forbearance Agreement, the Company paid the reasonable and documented fees of the Agents.

The foregoing description of the Forbearance Agreement is qualified in its entirety by reference to the full text of the Forbearance Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The Company’s Subordinated Notes require interest payments, payable semi-annually on March 31 and September 30 of each year. The Company elected not to make the semi-annual payment due on September 30, 2015. Because such default has continued for a period of 30 days, this nonpayment constitutes an event of default, and the Trustee, at the request of the holders of a majority in aggregate outstanding principal amount of the Subordinated Notes, declared the Subordinated Notes to be immediately due and payable on November 2, 2015. As of the date hereof, the aggregate outstanding principal amount of the Subordinated Notes is $260,943,594. Amounts outstanding under the Subordinated Notes accrue interest at a rate of 12% per annum for cash interest payments and 14% per annum for payments-in-kind (“PIK”) interest. PIK interest represents additional indebtedness and increases the principal amount owed. As of the date hereof, accrued cash interest under the Subordinated Notes was $10,756,675 and accrued PIK interest was $10,756,675. Overdue interest on the Subordinated Notes accrues interest at a rate of 12% per annum, payable in cash.

Item 8.01. Other Events.

Restructuring Support Agreement and Term Sheet

In connection with entering into the Forbearance Agreement, the Company received a term sheet (the “Term Sheet”) and accompanying Restructuring Support Agreement (“RSA”) from the steering committee of the ad hoc group of Subject Lenders (the “Steering Committee”) that hold over 50% of claims arising out of or related to each of the Credit Agreements, which incorporated the material terms of a global restructuring plan to restructure the Company’s balance sheet.  The Company and its advisors are currently engaged in productive negotiations with the Steering Committee and their advisors regarding the RSA and Term Sheet, with a goal of agreeing on the material terms of a consensual restructuring between and among the Company, the Agents, and the Subject Lenders.

On November 5, 2015, the Company issued a press release announcing that it had entered into the Forbearance Agreement and had received drafts of a term sheet and the RSA.  The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Cross-Default and Payment Blockage Notice

The Trustee declaring the Subordinated Notes to be immediately due and payable on November 2, 2015, as disclosed in Item 2.04 above, triggered cross-defaults under each of the Credit Agreements. As a result of such cross-defaults, the obligations under each of the Credit Agreements could be accelerated and declared immediately due and payable under the terms of the Credit Agreements. On November 4, 2015, the Agents delivered notice of their election to effect a 179-day payment blockage with respect to the Subordinated Notes pursuant to the terms of the Indenture.

As of October 30, 2015, the Company had a cash balance of approximately $205.3 million, which provides substantial liquidity to fund its current operations.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

10.1	Forbearance Agreement, dated as of October 30, 2015.
99.1	Dex Media, Inc. press release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2015

DEX MEDIA, INC.

/s/ Raymond R. Ferrell
Name:	Raymond R. Ferrell
Title:	Executive Vice President - General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Forbearance Agreement, dated as of October 30, 2015.
99.1	Dex Media, Inc. press release.